Exhibit 99.1

            Tupperware Reports Second Quarter EPS Up 66 Percent From
                            Improved Segment Results

    ORLANDO, Fla., July 21 /PRNewswire-FirstCall/ -- Tupperware Corporation (NYSE: TUP) announced today that net income for the second quarter of 2004 was $23.7 million or 40 cents per diluted share, compared with prior year net income of $14.1 million or 24 cents per diluted share. This represented a 66 percent increase in per share earnings. The 2004 quarter included one cent per diluted share of unusual costs and the 2003 quarter included one cent per diluted share from a gain on land development.

    The quarter included a 13 cent increase in earnings from the Company's segments, along with a six cent improvement from the combination of lower hedging costs and stronger foreign currencies compared with the second quarter of 2003.

    Sales were $302.1 million, a three percent decline from last year. Excluding the impact of foreign currency compared with prior year, sales were five percent lower primarily due to declines in Japan and the United States.

    "We are pleased that the year is progressing as we anticipated, including quarterly profit improvements in four out of five of our segments," said Rick Goings, Chairman and Chief Executive Officer. "Additionally, year-over-year North America sales and sales force size declines are stabilizing, and we are seeing more impact from our cost reduction efforts," Goings continued.

    Tupperware will conduct a conference call on Wednesday, July 21, 2004, at 10:00 am Eastern time. The conference call will be simulcast and archived, along with a copy of this news release, at www.Tupperware.com.

    Second Quarter Segment Highlights

    Europe

    This segment performed as expected during the second quarter, and it is still anticipated that this region will contribute sales and profit improvements for the full year of 2004 compared with 2003.

    Sales were $137.0 million, up one percent over last year. Excluding the impact of foreign currency on the comparison, sales were down three percent or $4.4 million due to a planned lower level of business to business sales.

    Profit was $30.8 million compared with $25.3 million last year, a 22 percent increase. Excluding a $1.0 million positive foreign currency impact on the comparison, profit increased $4.5 million or 17 percent. Return on sales improved due to a stronger gross margin and lower operating expenses.

    North America

    Sales were $52.5 million, down 15 percent from last year primarily due to a 24 percent decline in average active sales force and absence of sales to Target. There was a loss for the quarter of $5.1 million, which was 7 percent higher than last year.

    Although year-over-year North America sales force and sales declines are stabilizing, as previously indicated, this segment is expected to have a significant loss in 2004, in an amount close to last year's loss. Year-over-year sales force comparisons are not expected to turn positive until the second half of 2005.

    Asia Pacific

    Sales were $54.9 million, down eight percent or $4.6 million. Excluding the impact of foreign currency from the comparison, sales were down 12 percent from last year. The sales decline is primarily isolated to Japan and to a lesser extent, Indonesia, due to smaller sales forces. Most other markets in Asia Pacific are performing in line with expectations including growth in the emerging markets.

    Profit improved 23 percent compared with the same quarter last year. Excluding the impact of foreign currency, profit improved 13 percent in spite of the sales decline primarily due to cost structure improvements in Korea along with better capacity utilization in the Philippines.

    For the full year, Asia Pacific is expected to have moderate year-over-year sales and profit declines due to current trends in Japan and Indonesia.

    Latin America

    Latin America sales were $27.9 million compared with $30.2 million last year. Excluding the impact of foreign currency from the comparison, sales increased one percent.

    Profit increased $2.1 million or over 100 percent from last year due to an improved mix of sales in Mexico, higher volume in Venezuela and improvements to the value chains.

    This segment continues to be expected to have a full-year positive comparison versus 2003 in sales. An even greater improvement in profit is expected from the same factors impacting the second quarter.

    BeautiControl North America

    Sales were $29.8 million, up 28 percent from last year due to total sales force growth of 23 percent and average active sales force growth of 16 percent.

    Profit improved over 100 percent to $3.0 million from $0.2 million in the prior year primarily from the higher sales and more effective promotional spending.

    Sales and profit growth are expected to continue in BeautiControl throughout 2004 in light of the significant sales force size advantage.

    Year To Date

    Net income was $38.2 million or 65 cents per diluted share including two cents from a gain on land development partially offset by one cent of unusual costs. This is an 85 percent increase in earnings per share compared with $20.5 million or 35 cents per diluted share last year, which included one cent from a gain on land development.

    Sales were up three percent from $581.5 million to $598.5 million. Excluding foreign currency, sales were down three percent compared with the prior year.

    Outlook

    The full-year 2004 earnings outlook remains the same as April 2004 at $1.28
- $1.38 per diluted share. The full-year sales outlook is for a slight increase versus 2003, and excluding the impact of foreign exchange, sales are still expected to be about flat with last year.

    This outlook includes twelve cents from gains on land development and five to six cents of unusual costs related to rationalizing manufacturing and other exit costs. Compared with 2003, the earnings outlook for 2004 includes 14 cents positive impact from foreign currency at current rates and 18 cents from lower hedging costs.

    Consistent with historical trends, the third quarter is the smallest of the year, and approximately 10 percent of second half earnings are expected in the quarter. Included in this expectation are ten cents from a gain on land development, which has been recognized in July, and four to five cents of unusual charges for manufacturing rationalization and other exit costs. These unusual costs had previously been expected to be incurred in the second quarter.

    Tupperware Corporation, a $1.2 billion multinational company, is one of the world's leading direct sellers, supplying premium food storage, preparation and serving items to consumers in almost 100 countries through its Tupperware brand. In partnership with one million independent sales consultants worldwide, Tupperware reaches consumers through informative and entertaining home parties; retail access points in malls and other convenient venues; corporate and sales force Internet web sites; and television shopping. Additionally, premium beauty and skin care products are brought to customers through its BeautiControl brand in North America, Latin America and Asia Pacific. Consumers can access the brands' web sites at www.tupperware.com and www.beauticontrol.com.

    Tupperware stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release which are not historical fact and use predictive words such as "outlook" or "target" are forward-looking statements. These statements involve risks and uncertainties which include recruiting and activity of the Company's independent sales forces, the success of new product introductions and promotional programs, the ability to obtain all government approvals on land development, the success of buyers in attracting tenants for commercial developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's report on Form 8-K dated April 10, 2001, as filed with the Securities and Exchange Commission.


                              TUPPERWARE CORPORATION
                        CONSOLIDATED STATEMENT OF INCOME
                                   (UNAUDITED)

                                           13 Weeks Ended    26 Weeks Ended
                                         June 26, June 28, June 26, June 28,
    (In millions, except per share data)     2004     2003     2004     2003

    Net sales                              $302.1   $310.0   $598.5   $581.5
    Cost of products sold                    99.7    108.6    199.8    197.9
    Gross margin                            202.4    201.4    398.7    383.6

    Delivery, sales and administrative
     expense                                169.1    179.4    345.9    344.2
    Re-engineering and impairment charge      0.7      --       0.7      --
    Gains on disposal of assets               0.1      1.2      1.5      1.2
    Operating income                         32.7     23.2     53.6     40.6

    Interest income                           0.5      0.4      1.0      1.0
    Other income                              0.3      0.6      0.6      0.6
    Interest expense                          3.7      2.5      6.9      7.5
    Other expense                             1.0      3.5      1.0      8.3

    Income before income taxes               28.8     18.2     47.3     26.4
    Provision for income taxes                5.1      4.1      9.1      5.9
    Net income                              $23.7    $14.1    $38.2    $20.5

    Net income per common share:
    Basic                                   $0.40    $0.24    $0.65    $0.35
    Diluted                                 $0.40    $0.24    $0.65    $0.35


                             TUPPERWARE CORPORATION
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                   (UNAUDITED)

    (Amounts in millions, except per share)

                                   13 Weeks Ended   Reported Restated  Foreign
                                   June 26, June 28,    %      %      Exchange
                                     2004    2003       Inc     Inc     Impact
                                                       (Dec)   (Dec)

    SALES
                Europe               $137.0  $135.4      1      (3)    $6.0
                Asia Pacific           54.9    59.5     (8)    (12)     3.2
                Latin America          27.9    30.2     (7)      1     (2.6)
                North America          52.5    61.6    (15)    (15)     0.1
                BeautiControl North
                 America               29.8    23.3     28      28       --

                                     $302.1  $310.0     (3)     (5)    $6.7

    SEGMENT PROFIT (LOSS)
                Europe                $30.8   $25.3     22      17     $1.0
                Asia Pacific            7.5     6.1     23      13      0.6
                Latin America           4.2     2.1      +       +     (0.2)
                North America          (5.1)   (4.8)    (7)     (7)      --
                BeautiControl North
                 America                3.0     0.2      +       +       --

                                       40.4    28.9     40      34      1.4

    Unallocated expenses               (6.9)   (6.8)    (2)
    Hedge costs                        (0.9)   (3.6)     +
    Other income                        0.1     1.8    (94)
    Re-engineering and impairment
     charges                           (0.7)     --     --
    Interest expense, net              (3.2)   (2.1)   (59)

        Income before taxes            28.8    18.2     58
    Provision for income taxes          5.1     4.1     25

    Net income                        $23.7   $14.1     67

    Net income per common share
     (diluted)                        $0.40   $0.24    66

    Average number of diluted
     shares                            58.9    58.4



                             TUPPERWARE CORPORATION
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                   (UNAUDITED)

    (Amounts in millions, except per share)


                                     26 Weeks Ended  Reported Restated Foreign
                                    June 26, June 28,     %      %    Exchange
                                       2004    2003     Inc     Inc     Impact
                                                       (Dec)   (Dec)

    SALES
                 Europe              $298.5  $270.7      10      --    $27.4
                 Asia Pacific          96.9    98.5      (2)     (8)     7.1
                 Latin America         50.8    50.7      --       6     (2.6)
                 North America         97.9   117.3     (17)    (17)     0.5
                 BeautiControl North
                  America              54.4    44.3      23      23       --

                                     $598.5  $581.5       3      (3)   $32.4

    SEGMENT PROFIT (LOSS)
                 Europe               $66.9    54.8      22      11     $5.7
                 Asia Pacific           8.1     7.2      13       1      0.9
                 Latin America          4.9     0.1       +       +     (0.5)
                 North America        (17.6)  (12.5)    (41)    (40)     --
                 BeautiControl North
                  America               2.5     1.6      54      54      --

                                       64.8    51.2      27      13      6.1

    Unallocated expenses              (11.5)  (12.3)      7
    Hedge costs                        (0.9)   (7.8)      +
    Other income                        1.5     1.8     (17)
    Re-engineering and
     impairment charges                (0.7)     --      --
    Interest expense, net              (5.9)   (6.5)      9

    Income before taxes                47.3    26.4      79
    Provision for income taxes          9.1     5.9      54

    Net income                        $38.2   $20.5      86

    Net income per common
     share (diluted)                   $0.65  $0.35      85

    Average number of
     diluted shares                    58.9   58.4




                             TUPPERWARE CORPORATION
                           CONSOLIDATED BALANCE SHEET
                                     ASSETS
                                   (UNAUDITED)


                                                   June 26,          Dec. 27,
    (In millions)                                    2004               2003

     Cash and cash equivalents                      $23.5              $45.0

     Accounts receivable                            115.5              127.3
       Less allowances for doubtful
        accounts                                    (22.8)             (25.2)
                                                     92.7              102.1

     Inventories                                    169.6              160.5
     Deferred income tax benefits                    59.1               59.2
     Non-trade accounts receivable                   37.5               28.6
     Prepaid expenses                                19.1               16.0
       Total current assets                         401.5              411.4

     Deferred income tax benefits                   146.8              136.8

     Property, plant and equipment                1,053.1            1,059.3
       Less accumulated depreciation               (842.2)            (837.9)

                                                    210.9              221.4

     Long-term receivables, net of
      allowance of $28.3 million at
      June 26, 2004 and $26.8 million
      at December 27, 2003                           42.8               45.4
     Goodwill, net of accumulated
      amortization of $1.6 million at
      June 26, 2004 and
      December 27, 2003                              56.2               56.2

     Other assets                                    20.9               18.7

       Total assets                                $879.1             $889.9



                              TUPPERWARE CORPORATION
                            CONSOLIDATED BALANCE SHEET
                       LIABILITIES AND SHAREHOLDERS' EQUITY
                                   (UNAUDITED)


     (Dollars in millions, except per              Jun. 26,           Dec. 27,
      share amounts)                                 2004               2003

     Accounts payable                               $64.8               $86.0
     Short-term borrowings and current
       portion of long-term debt                      3.5                 5.6
     Accrued liabilities                            193.0               182.6

       Total current liabilities                    261.3               274.2

     Long-term debt                                 257.2               263.5
     Accrued post-retirement benefit cost            37.3                36.4
     Other liabilities                               91.1                87.6
     Commitments and contingencies
     Shareholders' equity:
         Preferred stock, $0.01 par
          value, 200,000,000
           shares authorized; none issued              --                  --
         Common stock, $0.01 par value,
          600,000,000 shares authorized;
          62,367,289 shares issued                    0.6                 0.6
         Paid-in Capital                             24.6                23.1
         Subscription receivable                    (18.6)              (20.6)
         Retained earnings                          540.6               529.0
         Treasury Stock, 3,815,011 shares
          at June 26, 2004 and
          3,850,343 shares at December 27, 2003
          at cost                                  (104.2)             (105.5)
         Unearned portion of restricted
          stock issued for future service            (1.3)               (1.6)
         Accumulated other comprehensive
          loss                                     (209.5)             (196.8)

       Total shareholders' equity                   232.2               228.2

       Total liabilities and
        shareholders' equity                       $879.1              $889.9



                             TUPPERWARE CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (UNAUDITED)

                                                         26 weeks ended
                                                    June 26,          June 28,
    (In millions)                                     2004              2003

    OPERATING ACTIVITIES
         Net income                                  $38.2             $20.5
         Adjustments to reconcile net
          income to net cash provided by
          operating activities:
                   Depreciation and
                    amortization                      25.0              26.4
                   Gain on sale of assets             (1.0)             (0.6)
                   Non-cash impact of re-
                    engineering and
                    impairment charge                  0.3               --
       Changes in assets and liabilities:
                   Decrease in accounts
                    receivable                        10.4               5.0
                   Increase in inventories            (9.8)             (0.5)
                  (Decrease) increase in accounts payable and accrued
                   liabilities (12.8) 2.2
                  Decrease in income
                   taxes payable                      (2.8)            (10.3)
                  Increase in net
                   deferred income taxes             (11.6)             (5.0)
                  Net cash impact from
                   fair value hedge activity          (8.0)             11.6
                 Other, net                           (6.6)             (7.5)

                 Net cash provided by
                  operating activities                21.3              41.8

    INVESTING ACTIVITIES
       Capital expenditures                          (20.2)            (17.4)
       Proceeds from disposal of
        property, plant & equipment                    2.8               3.0

                 Net cash used in
                  investing activities               (17.4)            (14.4)

    FINANCING ACTIVITIES
       Dividend payments to shareholders             (25.8)            (25.7)
       Proceeds from exercise of stock
        options                                        1.0               0.9
       Proceeds from payments of
        subscriptions receivable                       1.5                --
       Net (decrease) increase in short-
        term debt                                     (1.5)              1.2
       Payment of long-term debt                       --              (15.0)

                 Net cash used in
                  financing activities               (24.8)            (38.6)

    Effect of exchange rate changes on
     cash and cash equivalents                        (0.6)              0.5

    Net decrease in cash and cash
     equivalents                                     (21.5)            (10.7)

    Cash and cash equivalents at
     beginning of period                              45.0              32.6

    Cash and cash equivalents at end of
     period                                          $23.5             $21.9



                             TUPPERWARE CORPORATION
                            SUPPLEMENTAL INFORMATION
                         Second Quarter Ended June 2004

    Sales Force Statistics (a):
                                                  AVG.
    Segment                    DIST.   % CHG.    ACTIVE  % CHG.  TOTAL  % CHG.
    Europe                      698       1      65,818    12  237,106     12
    Asia Pacific                692       4      40,778     2  318,145    (10)
    Latin America               185      (8)     59,488   (10) 229,800    (27)
    North America               357      (1)     15,708   (24) 101,752    (17)
     Tupperware               1,932       1     181,792    (2) 886,803    (12)
    BeautiControl N.A.          n/a     n/a      28,370    16   81,957     23
     Total (b)                1,932       1     210,162    --  968,760     (9)

    (a) As collected by the Company and provided by distributors. (b) Sales force statistics in Asia Pacific had evolved to include individuals that are more customers than sellers. These customer members have been reclassified to improve the sales force to sales trends relationship. There is no impact on sales. Prior year amounts reclassified:

                            From        To
    Asia Pacific
         Sales Force        501,357    351,694
         Average Active      44,240     39,848
    Total
         Sales Force      1,218,733  1,069,070
         Average Active     214,875    210,483



              UNAUDITED SELECTED FINANCIAL DATA SECOND QUARTER 2004
                                  (In millions)

    Cash                       23.5    Net Debt to Capital Ratio          51%
    Net Current Receivables    92.7    Equity                          232.2
    Net Inventory             169.6    Capital Expenditures             20.2
    Short-Term Debt             3.5    Depreciation and
    Long-Term Debt            257.2        Amortization                 25.0


SOURCE  Tupperware Corporation
    -0-                             07/21/2004
    /CONTACT:     Jane Garrard, Tupperware Corporation, +1-407-826-4522/
    /Web site:  http://www.tupperware.com/
    (TUP)